EXHIBIT 21

SUBSIDIARIES OF COMPANY

Parent

Ames National Corporation

Subsidiaries (1)	Percentage of Ownership

First National Bank, Ames, Iowa, a National Bank	100%
Boone Bank and Trust Co., Boone, Iowa, an Iowa State Bank	100%
State Bank & Trust Co., Nevada, Iowa, an Iowa State Bank	100%
Reliance State Bank, Story City, Iowa, an Iowa State Bank	100%
United Bank & Trust NA, Marshalltown, Iowa, a National Bank	100%

Note:
(1)	The operation of Ames National Corporation’s five wholly owned subsidiaries are included in the financial statements set forth in this Form 10-K.